EXHIBIT 23




Independent Auditors' Consent



The Board of Directors
Crompton Corporation:

We consent to incorporation by reference in the registration statement (Nos. 333-62429, 33-21246, and 2-57629) on Form S-8 of
Crompton Corporation of our report dated June 16, 2000, relating to the statements of net assets available for plan benefits of the Crompton Corporation Employee Stock Ownership Plan as of December 31, 1999 and 1998, and the related statements of changes in net assets available for plan benefits for the years then ended, and the related schedule, included in this annual report on Form 11-K.



                                    /s/KPMG LLP




Stamford, Connecticut
June 26, 2000